EXHIBIT 1.1






                            [LETTERHEAD LEGG MASON]






                                                              January 29, 1999

CONFIDENTIAL

Greater Atlantic Financial Corporation
10700 Parkridge Boulevard, Suite 450
Reston, VA  20191

          Attention:        Carroll E. Amos
                            President and Chief Executive Officer

Dear Mr. Amos:

         This letter is in reference to discussions between Legg Mason Wood Walker, Incorporated (the "Underwriter") and Greater Atlantic Financial Corporation (the "Company") concerning a proposed public offering of common stock ("Common Stock") of the Company.

         We have made a preliminary analysis of the Company and will continue to examine its business, affairs, prospects and financial condition. On the basis of, among other things, such preliminary analysis and the information furnished to us by the Company, we hereby confirm in principle our interest in forming and managing a group of securities firms to underwrite a public offering of Common Stock. In particular, this letter (the "Letter of Intent") is intended to confirm the intent of Legg Mason to act as lead underwriter in connection with a proposed registered public offering of Common Stock pursuant to a firm commitment underwriting arrangement (the "Offering").

Greater Atlantic Financial Corporation
January 29, 1999
Page 2


         The Underwriter expects to form an underwriting syndicate or selling group to purchase from the Company and to offer to the public shares of Common Stock (the "Securities") with a market value of approximately $20 million. The Underwriter will purchase the Securities from the Company at an offering price per share mutually agreed upon by the Company and the Underwriter, based upon market conditions and other factors, contemporaneously with the effectiveness of an underwriting agreement (the "Underwriting Agreement"), less an underwriting discount ("Underwriting Discount") equal to 7.0% of the public offering price. The Underwriter has agreed to reduce the Underwriting Discount from 7.0% to 3.0% on sales of Securities to the original investors and members of the Board of Directors of the Company as listed in Exhibit A to this Letter of Intent in an aggregate amount not to exceed $5 million. The original investors and members of the Board of Directors of the Company will pay the same offering price per share as other investors in the Offering. The Company agrees to grant to the Underwriter an over-allotment option exercisable for 30 days from the effective date of the registration statement relating to the Securities (the "Registration Statement"), to purchase up to an additional 15% of the Securities at the public offering price less the Underwriting Discount solely to cover over-allotments, if any.

         In view of the need to commit substantial resources to prepare for the Offering, we request that you agree to the following terms and conditions, in addition to the terms and conditions that will be included in the Underwriting Agreement to be negotiated prior to the Offering:


         1. The Company will furnish the Underwriter with all information and material concerning the Company which the Underwriter requests in connection with the performance of its obligations hereunder. The Company represents and warrants that all information made available to the Underwriter by the Company will, at all times during the period of the engagement of the Underwriter hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to the Underwriter will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder the Underwriter will be using and relying, without any independent investigation or verification thereof, on all information that is or will be furnished to the Underwriter by or on behalf of the Company and on publicly available information, and the Underwriter will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information and that the Underwriter will not undertake to make an independent appraisal of any of the assets of the Company or any of its subsidiaries. The Company understands that in rendering services hereunder the Underwriter will be relying upon the advice of counsel to the Company and other advisors to the Company as to legal, tax, regulatory, accounting and other matters relating to the Offering.

Greater Atlantic Financial Corporation
January 29, 1999
Page 3



         2. Following the execution of this Letter of Intent and until the earlier of (i) its expiration or termination or (ii) the execution of the Underwriting Agreement, (a) the Underwriter will be the sole and exclusive representative of the Company in connection with the Offering, and (b) the Company will not negotiate with any other person, firm, corporation or entity relating to a possible public or private sale of equity securities of the Company.

         3. The Company represents and warrants to the Underwriter that this Letter of Intent has been duly authorized, and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any government or regulatory agency or violates any law, regulation, contract, order or other letter of intent binding on the Company.

         4. Each director and officer of the Company and each shareholder and holder of options, warrants or other securities exercisable, convertible or exchangeable for Common Stock who beneficially owns 2% or more of the outstanding equity securities of the Company shall agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock during the period commencing with the filing of a Registration Statement for the Offering and ending 180 days after completion of the Offering. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices, the Company shall agree not to issue, offer to sell or sell any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock (other than the Securities) without the Underwriter's prior written consent for a period of 180 days after completion of the Offering.

         5. The Company will pay all expenses incurred in connection with the Offering, including the fees and expenses of the Company's accountants and counsel and fees and expenses incurred in connection with (i) the preparation, printing, filing, mailing and delivery of the Registration Statement and prospectus in its preliminary and final forms and any amendments thereto, including fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.; (ii) if applicable, the listing or qualification of the Securities for trading on an exchange or on The Nasdaq Stock Market; (iii) the printing and mailing of the Underwriting Agreement and related documents; (iv) the issuance, transfer and delivery of the Securities including issue and transfer taxes, if any; (v) the qualification, registration or exemption, if required, of the Securities under the securities laws of those states in which the Underwriter determines to offer the Securities, including the costs of preparing, printing and mailing the "Blue Sky" surveys and the fees and disbursements of counsel to the Underwriter in connection therewith; (vi) the Company's travel in connection with "roadshow" informational meetings and presentations for the brokerage community and institutional investors; (vii) settlement in same day funds, if desired by the Company; and (viii) registrar and transfer agent fees.

         If for any reason the Offering is not consummated, other than as a result of the Underwriter's refusal to proceed, without cause, the Company will reimburse the Underwriter for its accountable out-of-pocket expenses (including but not limited to the fees and disbursements of Underwriter's counsel) relating to the Offering, including in connection with the services described in Section 6 below, in an amount not to exceed $100,000.

Greater Atlantic Financial Corporation
January 29, 1999
Page 4


         6. The Company acknowledges and agrees that Legg Mason has provided and is expected to continue to provide the Company with financial advice with respect to the structuring and terms of the Offering. Upon and subject to the closing of the Offering and in consideration of Legg Mason's financial advisory services, the Company will pay to Legg Mason a fee in the amount of $50,000. Payment of this financial advisory fee and the related expenses shall not reduce or in any way affect the amount of any other fees or expense reimbursements from the Company to Legg Mason in connection with the Offering.

         7. This Letter of Intent may be terminated by either the Company or the Underwriter at any time upon written notice to the other; provided, however, that if the Letter of Intent is terminated by the Underwriter for good cause or by the Company then the Company shall be responsible for (i) reimbursement of all the Underwriter's expenses in connection with the Offering incurred through the date of termination, subject to the limitation provided in the second paragraph of Section 5 above, and (ii) payment of the fees and disbursements referred to in the first paragraph of Section 5.

         8. It is understood that the Underwriter's intent to form an underwriting syndicate and to enter into the Underwriting Agreement is subject to, among other matters: (a) satisfaction of the Underwriter and prospective underwriters with the Company's financial position, results of operations, current earnings and prospects; (b) our further satisfactory due diligence investigation into the Company's business; (c) approval by the Underwriter's Commitment Committee of the Underwriter's participation in the Offering; (d) market conditions at the time of the Offering; (e) preparation of the Registration Statement and other appropriate documents related to the Offering satisfactory to us and counsel to the Underwriter; (f) compliance with all legal requirements to the satisfaction of counsel to the Underwriter; and (g) the Company having an authorization and number of outstanding shares of capital stock reasonably satisfactory to the Underwriter. Without limitation of the foregoing, it is acknowledged and agreed that the Underwriter shall be under no obligation of any nature whatsoever to the Company unless and until a definitive Underwriting Agreement in respect of the Offering is executed and delivered by the Company and the Underwriter.

         9. The Offering will be pursuant to an Underwriting Agreement containing customary representations and warranties from the Company, requiring the delivery of an acceptable comfort letter from the Company's independent certified public accountants, and providing for indemnification of the underwriters for, among other things, any material misstatement or omission in the Registration Statement or, in the event the indemnification provisions are held to be unenforceable, customary provisions providing for contribution among the parties. The Underwriting Agreement would also contain customary provisions permitting its termination under certain circumstances, including without limitation any material adverse change or any development involving a prospective material adverse change in or affecting the condition of the Company or the earnings, business or management of the Company.

Greater Atlantic Financial Corporation
January 29, 1999
Page 5


         10. In the event the Underwriter becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Letter of Intent, the Company periodically will reimburse the Underwriter for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company will also indemnify the Underwriter against any loss, claim, damage or liability to which the Underwriter may become subject in connection with any such matter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of the Underwriter. If for any reason the foregoing indemnification is unavailable to the Underwriter or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Underwriter as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and the Underwriter on the other hand, but also the relative fault of the Company and the Underwriter, as well as any relevant equitable considerations.

         The reimbursement, indemnity and contribution obligations of the Company under this Section shall be in addition to any liability that the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Underwriter and the directors, employees and controlling persons (if any), as the case may be, of the Underwriter and any such affiliate and shall be binding upon and inure to the benefit of any successors or assigns, heirs and personal representatives of the Company, the Underwriter, any such affiliate and any such person.

         11. The agreement regarding the payment and reimbursement of fees and expenses as set forth in Sections 5, 6 and 7 above and the agreement in Sections 1, 10 and 12 are binding agreements of the Company and its successors and assigns and shall survive any termination of this Letter of Intent. Except for such binding agreements, this Letter of Intent is not intended to be a binding legal document.

         12. The Company agrees that, following the closing or consummation of the Offering, Legg Mason has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

         13. The Company represents and warrants that there are no brokers, representatives or other persons which have an interest in any compensation due to the Underwriter from the Offering or any other transaction contemplated herein.

         14. This Letter of Intent represents the entire understanding between the Underwriter and the Company with respect to the subject matter hereof, and all prior discussions are merged herein. The terms and provisions of this Letter of Intent are solely for the benefit of the Company and the Underwriter and the other indemnified persons identified in Section 10 hereof and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Letter of Intent. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to such state's principles of conflicts of laws, and may be amended, modified or supplemented only by written instrument executed by each of the parties hereto.

Greater Atlantic Financial Corporation
January 29, 1999
Page 6


         If the foregoing correctly sets forth the entire understanding and agreement between the Underwriter and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall confirm our general understanding in connection with the proposed Offering, subject to the execution of an Underwriting Agreement, as of the date first above written.

                                            Very truly yours,

                                            LEGG MASON WOOD WALKER, INCORPORATED

                                            By:/s/ Mark C. Micklem
                                               ---------------------------------
                                               Mark C. Micklem
                                               Managing Director

AGREED:

GREATER ATLANTIC FINANCIAL CORPORATION

By:  /s/ Carroll E. Amos
     ------------------------------------------
     Carroll E. Amos
     President and Chief Executive Officer

                                   EXHIBIT A


                                       ORIGINAL
              NAME                     INVESTOR             DIRECTOR
              ----                     --------             --------
William Calomiris                       Yes                    Yes

Ralph Ochsman                           Yes                    No

Peter Calomiris                         Yes                    No

Robert Harris                           Yes                    No

Jeffrey M. Gitleman                     Yes                    Yes

Paul Cinquegrana                        Yes                    Yes

Carroll E. Amos                         Yes                    Yes

Marvin R. Jawer,                        Yes                    No
   Irrevocable Trust #1

Robert I. Schattner                     Yes                    No

Bruce D. Ochsman                        No                     Yes

Lynnette Taylor                         No                     Yes

James Vito                              No                     Yes